Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-218979) and in the Registration Statements on Form S-8 (Nos. 333-225031, 333-134767, 333-153019, 333-191505) of Vista Gold Corp. (the "Company") of our report dated March 6, 2018 relating to the financial statements for the fiscal year ended December 31, 2017, which appears in this Form 10-K.

EKS&H LLLP
Denver, CO
February 21, 2019